Exhibit 99.1

Overland Storage Reports Fiscal 2014 Fourth Quarter and Full Year Results

Fourth Quarter Revenue Increased 20% Sequentially

San Diego, CA – September 23, 2014 – Overland Storage (NASDAQ: OVRL), a trusted global provider of unified data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2014 fourth quarter and full fiscal year ended June 30, 2014.

“We are pleased to report that we are continuing to execute, innovate and lead the transformation of Overland Storage,” said Eric Kelly, President and CEO of Overland Storage. “We are making significant progress on our strategy to increase our scale, broaden our core product portfolio, and invest in new and innovative next-generation technologies that will enable us to evolve into an industry leader that delivers breakthrough data protection, virtualization, enterprise mobility, and cloud offerings. Our acquisition of Tandberg Data in January enabled us to build a solid foundation in data storage products, and should provide a clear path to profitability. The planned merger of Overland and Sphere 3D combines our best-of-class storage solutions with Sphere3D’s next-generation technologies for desktop and application virtualization. This creates a strong foundation for the company to emerge as a new, contemporary challenger in the fast-growing virtualization, mobile, cloud and data storage markets.”

Financial Highlights:

The following financial highlights for the fourth fiscal quarter and full fiscal year include results attributable to the addition of the Tandberg products to Overland’s product portfolio in January 2014.

•	Net revenue for the fourth quarter of FY2014 was $24.2 million, up 20% sequentially and up 101% year over year. Net revenue for FY2014 was $65.7 million, up 37% year over year.

•	Product revenue for the fourth quarter of FY2014 was $19.8 million, up 26% sequentially and up 162% year over year. Product revenue for FY2014 was $48.4 million, up 68% year over year.

•	Disk system revenue for the fourth quarter was $11.5 million, up 36% sequentially

•	RDX® revenue for the fourth quarter was $8.2 million, up 31% sequentially

•	SnapServer® revenue for the fourth quarter was $2.4 million, up 14% sequentially

•	Tape revenue for the fourth quarter of FY2014 was $4.0 million, up 4% sequentially

Fourth Quarter Fiscal 2014 Financial Results:

The following financial results for the fiscal quarter ended June 30, 2014 reflect contribution from the Tandberg acquisition, which contribution is not reflected in the comparative results for the fourth quarter of fiscal 2013.

•	Net revenue for the fourth quarter of fiscal 2014 was $24.2 million, compared to $12.1 million for the fourth quarter of fiscal 2013 and $20.2 million in the third quarter of fiscal 2014. Product revenue for the fourth quarter of fiscal 2014 was $19.8 million, compared to $7.6 million for the fourth quarter of fiscal 2013 and $15.8 million in the third quarter of fiscal 2014.

•	Gross margin for the fourth quarter of fiscal 2014 was 26.9%, compared to 36.5% for the fourth quarter of fiscal 2013 and 32.5% in the third quarter of fiscal 2014.

•	Operating expenses for the fourth quarter of fiscal 2014 were $15.0 million, compared to $9.4 million in the fourth quarter of fiscal 2013 and $13.4 million for the third quarter of fiscal 2014.

•	Stock compensation expense was $1.2 million in the fourth quarter of fiscal 2014, compared to $1.1 million in the fourth quarter of fiscal 2013 and $1.0 million in the third quarter of fiscal 2014. Depreciation and amortization was $1.0 million in fourth quarter of fiscal 2014, compared to $0.3 million in the fourth quarter of fiscal 2013 and $0.9 million in the third quarter of fiscal 2014.

•	Net loss for the fourth quarter of fiscal 2014 was $7.4 million, or a loss of $0.42 per share, compared to a net loss of $5.4 million, or a loss of $0.90 per share, in the fourth quarter of fiscal 2013 and a net loss of $6.6 million, or a loss of $0.44 per share, in the third quarter of fiscal 2014.

Fiscal 2014 Financial Results:

The following financial results for the fiscal year ended June 30, 2014 reflect contribution from the Tandberg acquisition for a partial period from January 22, 2014 through June 30, 2014, which contribution is not reflected in the comparative results for the prior year.

•	Net revenue for fiscal 2014 was $65.7 million, compared to $48.0 million for fiscal 2013. Product revenue for fiscal 2014 was $48.4 million, compared to $28.8 million for fiscal 2013.

•	Gross margin for fiscal 2014 was 30.9%, compared to 35.0% for fiscal 2013.

•	Operating expenses for fiscal 2014 were $44.3 million, compared to $35.7 million for fiscal 2013.

•	Stock compensation expense was $4.0 million for fiscal 2014, compared to $4.8 million for fiscal 2013. Depreciation and amortization for fiscal 2014 was approximately $2.6 million, compared to $1.2 million for fiscal 2013.

•	Net loss for fiscal 2014 was $22.9 million, or a loss of $1.99 per share, compared to a net loss of $19.6 million, or a loss of $3.41 per share, for fiscal 2013.

•	Cash and short-term investments at June 30, 2014 were $12.1 million, compared to cash of $8.8 million at June 30, 2013. At June 30, 2014, the Company had $5.4 million outstanding under its credit facilities and $14.5 million outstanding under its notes from related parties.

Recent Business Highlights:

•	Expanded award-winning Tandberg Data® RDX® disk-based removable storage systems with enterprise-level functionality.

•	Launched GuardianOS® 7.6 release enterprise-class storage software in new desktop design for small businesses and distributed environments.

•	Announced collaboration with BitTorrent, Inc. to embed BitTorrent Sync™ within Overland’s award-winning SnapServer® Network Attached Storage (NAS) product line.

•	As part of the existing partnership with Sphere 3D, launched V3 hyper-converged appliances designed to address the rapidly growing virtualization and cloud markets.

•	Settled all claims in our patent infringement litigation filed against BDT Media Automation GmbH, and entered into a patent cross-license agreement with BDT.

Investor Conference Call:

Overland will host an investor conference call today at 5:00 pm ET (2:00 pm PT) to discuss the Company’s fiscal 2014 fourth quarter and full year financial results. To access the call, dial 888-417-8533 (US and Canada) or +1 719-457-2661 (International) and give the participant pass code 5282725. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (888) 203-1112 (U.S. and Canada) or +1 719-457-0820 (International) and entering access code 5282725. The replay will be available beginning approximately two hours after the call and remain in effect for one week.

About Overland Storage:

Overland Storage is a trusted global provider of unified data management and data protection solutions across the data lifecycle. The Company delivers one of the most extensive and complementary product portfolios and service offerings in the industry. By providing an integrated range of technologies and services for primary, nearline, offline, and archival data storage, Overland Storage and Tandberg Data, a wholly-owned subsidiary of Overland, make it easy and cost-effective to manage different tiers of information over the data lifecycle, whether distributed data is across the hall or across the globe. Overland Storage recently announced its proposed merger with Sphere 3D Corporation (NASDAQ:ANY and TSX-V:ANY). This alliance is intended to bring together next generation technologies for virtualization and cloud coupled with end-to-end scalable storage offerings designed to allow them to address the larger and growing virtualization and cloud markets. Overland Storage and Tandberg Data solutions are available through a select network of value-added resellers and system integrators. For more information, visit www.overlandstorage.com or www.tandbergdata.com.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to consummate our proposed merger with Sphere 3D Corporation; our ability to successfully integrate the business of Tandberg Data; our ability to retain customers and retain and hire key personnel and maintain relationships with our suppliers, operating results and business generally; our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; our ability to enforce our intellectual property rights and protect our intellectual property (including the outcome of our ongoing patent litigation); general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland Storage, the Overland logo, GuardianOS and SnapServer are trademarks of Overland Storage, Inc. that may be registered in some jurisdictions. Tandberg Data and RDX are trademarks of Tandberg Data Holdings, S.à r.l. that may be registered in some jurisdictions. All other trademarks are the property of their respective owners.

Investor Relations Contact:

Todd Kehrli or Jim Byers

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

Source: Overland Storage

# # #

OVERLAND STORAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net revenue	$24,210	$12,068	$65,692	$48,020
Cost of revenue	17,702	7,660	45,377	31,220

Gross profit	6,508	4,408	20,315	16,800

Operating expenses:
Sales and marketing	6,142	4,434	18,410	17,574
Research and development	1,706	1,665	6,189	6,522
General and administrative	7,153	3,271	19,666	11,579

	15,001	9,370	44,265	35,675

Loss from operations	(8,493)	(4,962)	(23,950)	(18,875)
Interest expense	(336)	(327)	(1,192)	(594)
Other income (expense), net	(95)	(92)	(342)	(13)

Loss before income taxes	(8,924)	(5,381)	(25,484)	(19,482)
(Benefit from) provision for income taxes	(1,539)	44	(2,560)	165

Net loss	$(7,385)	$(5,425)	$(22,924)	$(19,647)

Net loss per share:
Basic and diluted	$(0.42)	$(0.90)	$(1.99)	$(3.41)

Shares used in computing net loss per share:
Basic and diluted	17,521	5,999	11,491	5,768

OVERLAND STORAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,	Three Months Ended March 31,

	2014	2014
	(Unaudited)	(Unaudited)
Net revenue	$24,210	$20,240
Cost of revenue	17,702	13,668

Gross profit	6,508	6,572

Operating expenses:
Sales and marketing	6,142	5,228
Research and development	1,706	1,822
General and administrative	7,153	6,384

	15,001	13,434

Loss from operations	(8,493)	(6,862)
Interest expense	(336)	(273)
Other income (expense), net	(95)	(24)

Loss before income taxes	(8,924)	(7,159)
(Benefit from) provision for income taxes	(1,539)	(526)

Net loss	$(7,385)	$(6,633)

Net loss per share:
Basic and diluted	$(0.42)	$(0.44)

Shares used in computing net loss per share:
Basic and diluted	17,521	15,223

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	June 30, 2014	June 30 2013,

	(Unaudited)	(Unaudited)
ASSETS
Cash	$4,262	$8,831
Short-term investment — related party	7,814	—
Accounts receivable, net	14,171	6,640
Inventories	15,525	10,354
Other current assets	2,419	1,923

Total current assets	44,191	27,748
Property and equipment, net	5,799	2,014
Goodwill	19,044	—
Intangible assets, net	23,784	652
Other assets	1,121	989

Total assets	$93,939	$31,403

LIABILITIES & EQUITY (DEFICIT)
Current liabilities	$32,427	$21,064
Long-term debt — related party	14,528	13,250
Long-term debt	5,406	3,500
Other long-term liabilities	4,784	3,885
Shareholders’ equity (deficit)	36,794	(10,296)

Total liabilities and equity (deficit)	$93,939	$31,403